Exhibit (d)(38)(a)

Amendment to Subadvisory Agreements

Prudential Investments LLC (PI), AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), and First Trust Advisors, L.P. (Subadviser) hereby agree to amend each of the two subadvisory agreements (including all amendments and supplements thereto) listed below (each, an Agreement and together, the Agreements) by modifying the level of subadvisory fees paid by PI and AST to Subadviser under each such Agreement as set forth in Schedule A to this Amendment. Schedule A shall be effective as of April 1, 2008.

The Agreements affected by this Amendment consist of the following:

1.

Subadvisory Agreement, dated as of March 20, 2006, as amended and supplemented to date, by and among AST, PI, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST First Trust Capital Appreciation Target Portfolio of Advanced Series Trust (formerly American Skandia Trust); and

2.

Subadvisory Agreement, dated as of March 20, 2006, as amended and supplemented to date, by and among AST, PI, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST First Trust Balanced Target Portfolio of Advanced Series Trust (formerly American Skandia Trust).

PI, AST, and Subadviser further agree that Schedule A supersedes and replaces all other fee agreements or arrangements, whether written or oral, that may be applicable to the Agreements.

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IN WITNESS HEREOF, the PI, AST, and the Subadviser have duly executed this Amendment as of the date and year first written above.

PI

PRUDENTIAL INVESTMENTS LLC

By:___________________________
Name:________________________
Title:_________________________

AST

AST INVESTMENT SERVICES, INC.

By:___________________________
Name:________________________
Title:_________________________

SUBADVISER

FIRST TRUST ADVISORS, L.P.

By:__________________________

Name:________________________

Title:_________________________

Effective Date: April 1, 2008.

47778-1

SCHEDULE A TO SUBADVISORY AGREEMENTS

Advanced Series Trust (formerly American Skandia Trust)

AST First Trust Capital Appreciation Target Portfolio

AST First Trust Balanced Target Portfolio

As compensation for services provided by First Trust Advisors, L.P. (First Trust), Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay First Trust a fee on the net assets managed by Neuberger Berman that is equal, on an annualized basis, to the following:

Portfolio	Advisory Fee
AST First Trust Capital Appreciation Target Portfolio

0.35% of average daily net assets to $250 million; 0.30% of average daily net assets from $250 million to $500 million; 0.25% of average daily net assets from $500 million to $1 billion; and 0.20% of average daily net assets over $1 billion

AST First Trust Balanced Target Portfolio

0.35% of average daily net assets to $250 million; 0.30% of average daily net assets from $250 million to $500 million; 0.25% of average daily net assets from $500 million to $1 billion; and 0.20% of average daily net assets over $1 billion

Dated as of April 1, 2008.